Exhibit 99.5

King & Wood Mallesons

18th Floor, East Tower, World Financial Center,

No.1 Dongsanhuan Zhonglu, Chaoyang District Beijing 100020, P. R. China

To:

NaaS Technology Inc.

Newlink Center, Area G,

Building 7, Huitong Times Square,

No.1 Yaojiayuan South Road,

Chaoyang District,

Beijing, China

May 1, 2023

Dear Sir or Madam,

We, King & Wood Mallesons, refer to NaaS Technology Inc.’s Registration Statement on Form F-1 (the “Registration Statement”), which will be filed with the Securities and Exchange Commission (the “SEC”) on the date hereof.

We, being the PRC legal advisor to the Company in connection with the Registration Statement in respect of PRC data compliance law, hereby give our consent, and confirm that we have not withdrawn our consent, to include our name, opinions, advice, confirmations and/or summaries of the same in the Registration Statement , and the references to our name, opinions, advice and/or confirmations in the form and context in which they respectively appear in the Registration Statement .

We also hereby consent to the filing of this consent letter with the SEC as an exhibit to the Registration Statement.

Yours faithfully,

/s/ King & Wood Mallesons
King & Wood Mallesons